Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

          This Securities Purchase Agreement is made as of the 22nd day of September, 2005, between Rentech, Inc. (the “Company”), a Colorado corporation, and each purchaser whose name is set forth on Exhibit A hereto (each a “Purchaser” and collectively, the “Purchasers”).

          IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and each Purchaser, intending to be legally bound, agree as follows:

          1.          Authorization of Sale of the Shares.  Subject to the terms and conditions of this Agreement, the maximum number of shares (each a “Share,” and together the “Shares”) of common stock of the Company (“Common Stock”) that the Company has authorized to be sold pursuant to this Agreement is 13,436,000.

          2.          Agreement to Sell and Purchase the Shares.  At the Closing (as defined in Section 3), the Company will sell to each Purchaser, and such Purchaser will buy from the Company, upon the terms and conditions hereinafter set forth, the number of Shares shown, and at the purchase price shown, opposite such Purchaser’s name on Exhibit A hereto.

          3.          Delivery of the Shares at the Closing; Conditions.  The completion of the purchase and sale of the Shares (the “Closing”) shall occur as soon as practicable after the satisfaction of the conditions specified below (the “Closing Date”).  At the Closing, the Company shall deliver to each Purchaser one or more stock certificates for the Shares registered in the name of such Purchaser as set forth in Exhibit A, or in such name(s) as may be designated by such Purchaser (the “Certificates”).  Each Purchaser’s obligation to deliver, or cause to be delivered, immediately available funds in the full amount of the aggregate purchase price for the Shares being purchased by it at the Closing shall be subject to the satisfaction of the following conditions: (i) receipt by each Purchaser, or its designee, of such Purchaser’s Certificates in form acceptable to such Purchaser; and (ii) the accuracy of the representations and warranties made by the Company as of the Closing and the fulfillment of those covenants of the Company to be fulfilled prior to the Closing.  The obligations of the Company and each Purchaser to consummate the purchase and sale of the Shares shall also be subject to the following conditions: (x) the approval of the Company’s additional listing application for the listing of the Shares to be on the American Stock Exchange, and (y) no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Securities and Exchange Commission or any other governmental authority.

          4.          Representations, Warranties and Covenants of the Company.  The Company hereby represents and warrants to, and covenants with, each Purchaser as follows:

                        4.1.          Organization, Good Standing and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, to execute and deliver this Agreement, to issue and sell the Shares and to carry out the provisions of this Agreement.  The Company and its subsidiaries are duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a material adverse effect on the business, properties or financial condition of the Company and its subsidiaries, taken as a whole.

                        4.2.          Authorization.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Shares has been taken. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity.

                        4.3.          Consents.  Assuming the accuracy of the representations and warranties of each Purchaser set forth in this Agreement or any of the Agreements, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or with any other person or entity on the part of the Company (including any approvals or consents required under any state securities or “Blue Sky” laws), other than the approval of the American Stock Exchange for the listing of the Shares.

                        4.4.          Capital Stock.

                                        (a)          The authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, of which 95,005,115 shares were issued and outstanding as of September 21, 2005, (ii) 90,000 shares of Preferred Stock, of which (x) 81,000 shares designated as Series A Preferred Stock were issued and outstanding as of September 21, 2005 and (y) 0 shares designated as Series C Preferred Stock were issued and outstanding as of September 21, 2005.  All issued and outstanding shares of Common Stock and Series A Preferred Stock, and all outstanding shares of capital stock of the Company’s subsidiaries, (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in compliance with applicable state and federal securities laws.  None of the issued and outstanding shares of Common Stock, Series A Preferred Stock or shares of capital stock of any of the Company’s subsidiaries was issued in violation of preemptive or other similar rights of any securityholder of the Company, and the issuance and sale of the Shares to the Purchasers by the Company will not violate any preemptive or other similar rights of any securityholder of the Company.  The Company owns all of the outstanding stock of its subsidiaries, free and clear of all liens and encumbrances.

                                        (b)          The Company has registered its Common Stock pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), and is in material compliance with all reporting requirements of the Exchange Act., and the shares of Common Stock that are issued and outstanding on the date of this Agreement are currently listed on the American Stock Exchange.

                        4.5.          Issuance, Sale and Delivery of the Shares.  When issued and paid for pursuant to the terms hereof, the Shares to be sold hereunder by the Company will be validly issued and outstanding, fully paid and non-assessable shares of Common Stock.  Neither the sale of the Shares pursuant to this Agreement, nor the Company’s performance of its obligations under this Agreement, will (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares or any of the assets of the Company or any subsidiary of the Company, (ii) entitle the holders of the outstanding Common Stock to preemptive or other rights to subscribe to or acquire Common Stock or other securities of the Company or any of its subsidiaries, or (iii) result in any adjustment of the exercise price, conversion price or rate or number of securities which can be acquired upon exercise or conversion of any securities of the Company outstanding on the date hereof.

                        4.6.          Registration of Shares.  The Shares will be issued pursuant to a Registration Statement on Form S-3 which has been filed by the Company and declared effective by the Securities and Exchange Commission (the “Registration Statement”).  No stop order or other order suspending the Registration Statement has been issued and, to the best of the Company’s knowledge, no proceedings for that purpose have been initiated or threatened by the Securities and Exchange Commission or any other governmental authority.

                       4.7          SEC Disclosure.  Since January 1, 2002, the Company has filed with the Securities and Exchange Commission (“SEC”), in a timely manner, all reports, forms, filings, registration statements and other documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed or otherwise filed by it with the SEC, including all reports filed on Form 8-K, prior to the date of this Agreement (collectively, the “Past SEC Documents”).  As of its filing date or effective date, as appropriate, each Past SEC Document complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be (except to the extent amended, revised, or superseded by a subsequently filed Past SEC Document).  No Past SEC Document, as of its filing date or effective date, as appropriate, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent amended, revised, or superseded by a subsequently filed Past SEC Document).

          5.          Representations and Warranties of the Purchasers.  Each Purchaser represents and warrants to the Company that:

                       5.1          Such Purchaser is acquiring the Shares for investment, for the Purchaser’s account and with no view to the distribution thereof.  Such Purchaser has no present intent, agreement, understanding or arrangement to sell, assign or transfer all or any part of the Shares, or any interest therein, to any other person.

                       5.2          Such Purchaser is an “accredited investor” as that term is defined in Regulation D of the Securities and Exchange Commission.

                       5.3          Such Purchaser and its representatives have been given free and unrestricted access to all information concerning the Company, including the opportunity to ask questions of the officers and directors of the Company and to request any additional information the Purchaser may wish to consider in connection with the purchase of the Shares.  Such Purchaser has availed itself of that opportunity to the full extent desired.  Without limiting the generality of the foregoing, such Purchaser has obtained and read copies of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004, as amended, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and all Current Reports on Form 8-K filed by the Company during the 2005 fiscal year.

                       5.4          Such Purchaser (a) has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of such Purchaser enforceable in accordance with its terms.

          6.          Survival of Representations, Warranties and Covenants.  Notwithstanding any investigation made by any party to this Agreement, all representations, warranties and covenants made by the Company and each Purchaser herein shall survive the Closing for a period of one (1) year.

          7.          Miscellaneous.  This Agreement shall be governed by the laws of Massachusetts without regard to its conflict of laws provisions.  This Agreement may be executed in counterparts.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date set forth below.

Dated:  September 22, 2005

Rentech, Inc.

By:	/s/ Dennis L. Yakobson

Name:	Dennis L. Yakobson
Title:	Chief Executive Officer

PURCHASERS:

Name of Purchaser:  Wellington Management Company, LLP as investment advisor on behalf of the client accounts listed in Exhibit A

/s/ Julie A. Jenkins

Authorized Signatory: Julie A. Jenkins
Title: Vice President and Counsel

Exhibit A

Legal Name	Shares	Purchase Price

SEI U.S. Small Companies Fund	86,500	$198,950.00
Central States Small Companies	690,000	$1,587,000.00
The Government of Singapore Investment Corporation Pte Ltd	915,000	$2,104,500.00
Radian Group Inc.	92,000	$211,600.00
Public Sector Pension Investment Board	662,000	$1,522,600.00
Talvest Small Cap Cdn. Equity Fund	24,500	$56,350.00
WTC-CIF Emerging Companies Portfolio	937,000	$2,155,100.00
The Dow Chemical Employees’ Retirement Plan	499,000	$1,147,700.00
Government of Singapore Investment Corporation Pte Ltd	323,500	$744,050.00
WTC-CTF Emerging Companies Portfolio	880,000	$2,024,000.00
The Robert Wood Johnson Foundation	580,000	$1,334,000.00
Ohio Carpenters’ Pension Fund	158,500	$364,550.00
British Columbia Investment Management Corporation	269,500	$619,850.00
Laborers’ District Council and Contractors’ of Ohio Pension Fund	92,500	$212,750.00
Howard Hughes Medical Institute	506,500	$1,164,950.00
Oregon Investment Council	879,500	$2,022,850.00
New York State Nurses Association Pension Plan	291,000	$669,300.00
NZ Funds Global Small Companies Trust	87,500	$201,250.00
J B Were Global Small Companies Pooled Fund	889,000	$2,044,700.00
Wellington Management Portfolios (Dublin) – Global Smaller Companies Equity	180,500	$415,150.00
The Retirement Program Plan for Employees of Union Carbide Corporation	377,500	$868,250.00
Retail Employees Superannuation Pty Ltd	251,000	$577,300.00
Pension Plan for Management and Professionals of TELUS Corp-Alpha	73,500	$169,050.00
Pension Plan for Management and Professionals of TELUS Corporation	35,500	$81,650.00
Telstra Super Pty LTD – Super Global Smaller Companies	178,000	$409,400.00
SEI Institutional Investments Trust, Small Cap Fund	562,000	$1,292,600.00
SEI Institutional Managed Trust, Small Cap Growth Fund	773,000	$1,777,900.00
The Vantagepoint Funds: Vantagepoint Aggressive Opportunities Fund	723,500	$1,664,050.00
Australian Retirement Fund	211,000	$485,300.00
Emergency Services Superannuation Board	128,500	$295,550.00
TALVEST Global Small Cap Fund	101,500	$233,450.00
Seligman Global Fund Series, Inc. – Global Smaller Companies Fund	364,500	$838,350.00
SEI Institutional Investments Trust, Small/Mid Cap Equity Fund	282,000	$684,600.00
Maritime Life Discovery Fund	168,000	$386,400.00
Goldman Sachs J B Were Investment Management Pty Ltd, Commonwealth Global Share Fund	64,500	$148,350.00
Optimix Investment Management Limited	98,000	$225,400.00

Total	13,436,000	$30,902,800.00